SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                  240.13d-102
                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  (S)240.13D-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO (S)240.13D-2

                               (Amendment No.  )*
                                            ---

                            Brazos Sportswear, Inc.
                  -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                -----------------------------------------------
                         (Title of Class of Securities)

                                   866875 10 7
                               ------------------
                                 (CUSIP Number)

                      October 26, 1998 (see note to Item 2)
          -----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
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CUSIP NO. 866875 10 7
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware
--------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              -0-
                   -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             307,552
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
                   -------------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               307,552
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      307,552
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                  [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America National Trust & Savings Association
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
--------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              -0-
                   -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             307,552
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
                   -------------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               307,552
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    307,552
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                  [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11    7.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    BK
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------

Item 1  (a)  Name of Issuer:                  Brazos Sportswear, Inc.

        (b)  Address of Issuer's              4101 Founders Blvd.
             Principal Executive              Batavia, Ohio 45103
               Offices:


Item 2  (a)  *Names of Person Filing:         (See Annex I for abbreviations)
                                              BAC
                                              BANTSA

        (b)  Address of Principal             See Annex I
             Business Offices:

        (c)  Citizenship:                     See Annex I

        (d)  Title of Class of                Common Stock
             Securities:

        (e)  CUSIP Number:                    866875 10 7


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

        (b) [X]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                  78c)

        (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

        (d) [_] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8)

        (e) [_]   An investment adviser in accordance with (S)240.13d-
                  1(b)(1)(ii)(E)

        (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

        (g) [X] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

        (j) [_]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)


If this statement is filed pursuant to (S)240.13d-1(c), check this box. [_]


__________________
* The filing parties previously filed a Schedule 13D with respect to this issuer. This Schedule 13G is filed primarily to convert such Schedule 13D into a Schedule 13G.

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------

Item 4  **Ownership

        (a) Amount Beneficially Owned:

               BAC                           307,552
               BANTSA                        307,552

        (b) Percent of Class:

               BAC                               7.0%
               BANTSA                            7.0%

        (c) Number of shares as to which the person has:

            (i)  sole power to vote or to direct the vote:

                    BAC                            0
                    BANTSA                         0

            (ii) shared power to vote or to direct the vote:

                    BAC                      307,552
                    BANTSA                   307,552

            (iii)sole power to dispose or to direct the disposition of:

                    BAC                            0
                    BANTSA                         0


            (iv) shared power to dispose or to direct the disposition of:

                    BAC                      307,552
                    BANTSA                   307,552

__________________
** By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relation-ships.

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
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Item 5  Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6  Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

        See Annex I.

Item 8  Identification and Classification of Members of the Group.

        Not Applicable.


Item 9  Notice of Dissolution of Group.

        Not Applicable.


Item 10 Certification.

[X] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
         (13d-1(b)).

[_] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
         (13d-1(c)).

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------

SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 26, 1998



     BANKAMERICA CORPORATION*

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*


*By: /s/ VENRICE R. PALMER
     ---------------------
     Venrice R. Palmer
     Senior Counsel of
     Bank of America National Trust and Savings Association
     and Authorized Attorney-in-Fact (signing resolutions,
     delegations of authority and powers of attorney are
     incorporated by reference to Schedule 13G Amendment #2
     relating to Anaren Microwave, Inc. and to Schedule 13G
     Amendment #3 relating to Lexford, Inc.)

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------

                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  October 26, 1998


       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*



*By:   /s/ VENRICE R. PALMER
       ---------------------
       Venrice R. Palmer
       Senior Counsel of
       Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions, delegations of authorityand powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc. and to Schedule 13G Amendment #3 relating to Lexford, Inc.)

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 866875 10 7
--------------------------------------------------------------------------------

                                    ANNEX I
                                    -------


     This Annex identifies certain entities which may be filing parties of the attached Schedule or which may be referred to in the filing.

     I. (a) BankAmerica Corporation ("BAC") is a Delaware corporation. It wholly owns BANTSA.

           (b) registered bank holding company

           (c) Principal office and principal place of business:
               NationsBank Corporate Center
               100 N. Tryon
               Charlotte, North Carolina  28255-0001

     II. (a) Bank of America National Trust and Savings Association ("BANTSA") is a national banking association organized under the laws of the United States.

           (b) national bank

           (c) Principal office and principal place of business:
               555 California Street, Suite 2600
               San Francisco, CA  94104